Exhibit 15.3

Nancy E. Taylor

Tel 202.331.3133

Fax 202.261.0133

taylorn@gtlaw.com

April 26, 2022

Adagene Inc.

4F, Building C14, No. 218

Xinghu Street, Suzhou Industrial Park

Suzhou, Jiangsu Province, People’s Republic of China

To Whom it May Concern:

We consent to the references to our summary of opinions under the headings “Item 4.B. Business Overview—Regulation—United States Regulation” in Adagene Inc.’s Annual Report on Form 20-F for the year ended December 31, 2021 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2022. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Best regards,

/s/ Nancy E. Taylor

Nancy E. Taylor

Shareholder

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